Exhibit 99.1

Organovo Announces Postponement of Annual Meeting of Stockholders

San Diego, CA – September 6, 2022 – Organovo Holdings, Inc. (Nasdaq: ONVO), an early-stage biotechnology company that is focusing on building high fidelity, 3D tissues that recapitulate key aspects of human disease (the “Company”), today announced that its 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) that was scheduled to be held at 9:00AM (Pacific Time) on Wednesday, September 7, 2022 has been postponed to October 12, 2022 at 9:00AM (Pacific Time), a date determined by the Company’s board of directors. The Company’s board of directors also established a new record date for the 2022 Annual Meeting, and based on this record date, the Company will deliver a new notice of the 2022 Annual Meeting to stockholders entitled to receive notice of such meeting. The new record date for the 2022 Annual Meeting is September 7, 2022. The 2022 Annual Meeting will still be conducted virtually via live webcast at www.virtualshareholdermeeting.com/ONVO2022.

To date, the Company has received proxies from less than thirty-five percent (35%) as of the prior July 15, 2022 record date and has therefore postponed the 2022 Annual Meeting in an effort to allow its stockholders additional time to consider the matters to be presented at the 2022 Annual Meeting, to encourage greater stockholder participation and to give the Company’s Board of Directors additional time to further address and consider stockholder input. The Company plans to promptly file with the Securities and Exchange Commission and mail an amended definitive proxy statement, which will include a new notice of the 2022 Annual Meeting and contain additional information about the 2022 Annual Meeting.

About Organovo

Organovo is an early-stage biotechnology company that is developing and utilizing highly customized 3D human tissues as dynamic models of healthy and diseased human biology for drug development. The company’s proprietary technology is being used to build functional 3D human tissues that mimic key aspects of native human tissue composition, architecture, function and disease.  Organovo’s advances include cell type-specific compartments, prevalent intercellular tight junctions, and the formation of microvascular structures. Management believes these attributes can enable critical complex, multicellular disease models that can be used to develop clinically effective drugs for selected therapeutic areas.   For more information visit Organovo's website at www.organovo.com.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. These risks and uncertainties and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on June 10, 2022, as such risk factors are updated in its most recently filed Quarterly Report on Form 10-Q filed with the SEC on August 11, 2022. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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